China Broadband Completes Acquisition of AdNet China

Acquisition advances market leadership and extends reach to Internet users across China

NEW YORK, NY—China Broadband, Inc. (OTC BB: CBBD), a provider of cable broadband services and publisher of dig ital and analog program guides in the Shandong Province of China, today announced that, through it wholly owned subsidiary, China Broadband, Ltd., it has completed its acquisition of AdNet Media Technologies Co., Ltd. (“AdNet China”), a Beijing company delivering multimedia advertising content to internet cafés throughout the People’s Republic of China (“PRC”).

Under terms of the transaction, previously announced on February 17, 2009, China Broadband has purchased AdNet China in exchange for stock only.  Leadership of the combined corporation will remain with the acquiring entity.  Effective immediately, China Broadband will execute on the planned integration of the two companies with Marc Urbach, President of China Broadband, overseeing the transition and ensuring the implementation of combining the companies’ products and offerings.

“Today is a significant step towards building our leadership position in China's growing media market,” comments Marc Urbach, President of China Broadband. “This acquisition will address the rapidly expanding industry and accelerate our value-added service offerings. We believe that the addition of AdNet China and incorporation of its employees and top PRC based executives into China Broadband will allow us to achieve effective synergies and expand our opportunities for growth through the addition of new revenue streams.”

AdNet China currently operates and is licensed to operate in 29 provinces in China with servers in five data centers including Wuhan, Wenzhou, Yantai, Yunan and with a master distribution server in Tongshan.  Partnering with a local advertisement agency, AdNet China provides a network for multiple tens of thousands of daily video ad insertions to entertainment content traffic (movies, music, video, and games).  The Company projects a target service initiation of over 3,000 cafés during the first quarter of 2009 with a plan to triple that by the end of the year.

About China Broadband

China Broadband's flagship operation is Jinan Jia He Broadband, also known as Jinan Broadband, the fifth largest broadband operator in China and the second largest broadband service provider in Shandong's capital city of Jinan. Through its Shandong Group subsidiary, China Broadband publishes digital and analog television program guides, newspapers and entertainment magazines. It holds the exclusive license to publish television program guides in Shandong Province, one of the largest regional economies in China. For more information, visit http://www.chinabroadband.tv

Disclosure

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission.

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